Exhibit No.                      Description

Ex-99.1                               3rd Quarter 2012 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:             Thomas W. Schneider – President, CEO
         James A. Dowd – Senior Vice President, CFO
         Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter Earnings

Oswego, New York, October 26, 2012 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced its results for the three and nine month periods ended September 30, 2012.

Highlights for the nine and three month periods ended September 30, 2012

•
Net income for the current year nine month period was unchanged at $1.9 million compared to the same nine month period of 2011.  For the quarter ended September 30, 2012, net income decreased to $670,000 as compared to $874,000 in the third quarter of 2011 due primarily to a reduction of $451,000 in net gains on the sales and redemptions of investment securities in the 2012 quarter compared with the comparable prior year quarter.

•
Basic and diluted earnings per share were $0.62 and $0.22 for the current nine month and three month periods ended September 30, 2012, respectively.  In 2011, basic and diluted earnings per share for the nine month period were $0.43 and $0.42, respectively, and for the three month period ended September 30, 2011 were $0.12 and $0.11, respectively.  Basic and diluted earnings per share were less in 2011 because net income available to common shareholders was reduced in the third quarter of 2011 due to the accelerated accretion of $470,000 on preferred stock as a result of the Company’s participation in, and exit from, the U.S. Treasury’s Capital Purchase Program.

•
Return on average assets was 0.55% and 0.57% for the nine month and three month periods, respectively, ended September 30, 2012 compared to 0.61% and 0.83%, respectively, for the corresponding periods in 2011.

•	Return on average equity was 6.53% and 6.59% for the nine and three month periods ended September 30, 2012, respectively, compared to 7.69% and 9.97%, respectively, for the same periods in 2011.

•	Total loans were $324.2 million at September 30, 2012, compared to total loans of $304.8 million and $294.3 million at December 31, 2011 and September 30, 2011, respectively.

“We continue to demonstrate strong organic and diversified growth in our loan portfolio, that has helped to offset the adverse trends in net interest rate spread precipitated by the prolonged period of monetary easing,”  according to Thomas W. Schneider, President and CEO.  “Our loan portfolio has grown by 10% over the past twelve months, while charge-offs have remained low and asset quality stable.  This growth is the result of strategic focus and resource allocation over the past 3 years”, Schneider continued.  “We believe that quality, diversified loan growth is the key determinant to sustainable earnings growth.”

Income Statement

For the nine months ended September 30, 2012, net interest income increased to $11.0 million from $10.7 million in the same prior year period as the decline in net interest margin was more than offset by the increased amount of earning assets, particularly loans.  The net interest margin on a tax equivalent basis for the nine months of the current year continued its decline to 3.50% from 3.78% for the comparable prior year period as the yield on earning assets declined more rapidly than the rates paid on interest bearing liabilities.  For similar reasons, net interest income for the third quarter was $3.7 million as compared to $3.6 million in the prior year quarter and net interest margin was 3.46% as compared to 3.82% for these same periods.

Noninterest income, excluding net gains on the sales of securities, loans, and foreclosed real estate, increased to $2.0 million for the nine month period in 2012, compared to $1.8 million in the same period in 2011.  Earnings on bank owned life insurance and increased activity from debit card interchange fees were the principal reasons for the increase.  Offsetting these gains was a reduction in the net gains on the sales of securities, loans, and foreclosed real estate of $541,000 between the year over year nine month periods as the Company restructured a portion of its investment securities portfolio during the third quarter of 2011.

Noninterest expense for the nine month period of 2012 was $10.0 million, nominally greater than the $9.9 million in the same prior year period.

For the nine month period of this year, the Company recorded $650,000 in provision for loan losses as compared to $670,000 recorded in the same prior year period.  Provision for loan losses for the third quarter was $275,000, on a relative basis significantly greater than the $145,000 recorded in the third quarter of 2011, due principally to the strong increase in loans through the year over year third quarter periods..

Balance Sheet as of September 30, 2012

Total assets increased to $479.4 million at September 30, 2012 as compared to $443.0 million at December 31, 2011.  Earning assets increased to $447.1 million at September 30, 2012 as compared to $411.5 million at December 31, 2011.  Within earning assets, loans increased to $324.2 million at September 30, 2012 from $304.8 million at year end 2011 and investment securities increased to $114.3 million from $100.4 million at year end 2011.

This increase in total assets was principally funded by increases in customer and brokered deposits and short term borrowings as total liabilities increased to $438.4 million as compared to $405.1 million at year end 2011.

Shareholders equity increased to $40.9 million as compared to $37.8 million at December 31, 2011 due principally to the after tax impact of increases in unrealized gains on available for sale securities, the financial statement impact from the Company’s decision to freeze its defined benefit pension plan, and net income through the nine month period ended September 30, 2012.

Asset Quality

Asset quality metrics remained stable with some signs of overall improvement as annualized net loan charge-offs for the nine month period in 2012 were 0.09% as compared to 0.15% through the same period in 2011.  This decrease is due to management’s concerted effort to work closely with our borrowers to mitigate loss.  Nonperforming loans to period end loans decreased to 1.43% at September 30, 2012 as compared to 1.55% at December 31, 2011 and 1.46% at September 30, 2011.  This improvement reflects the decrease in nonperforming loans at September 30, 2012 when compared to December 31, 2011 and the strong increase in new loan originations recorded in the current year third quarter.  The allowance for loan losses to period end loans increased slightly to 1.37% at September 30, 2012 as compared to 1.31% at December 31, 2011 and 1.36% at September 30, 2011.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

 FINANCIAL HIGHLIGHTS

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011

Condensed Income Statement
Interest and dividend income	$4,648	$4,693	$14,001	$13,966
Interest expense	963	1,073	2,975	3,282
Net interest income	3,685	3,620	11,026	10,684
Provision for loan losses	275	145	650	670
	3,410	3,475	10,376	10,014
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	637	614	1,963	1,847
Net gain on sales of securities,
loans and foreclosed real estate	24	389	210	751
Noninterest expense	3,178	3,208	9,989	9,894
Income before income taxes	893	1,270	2,560	2,718
Provision for income taxes	223	396	641	831

Net Income	670	874	1,919	1,887

Preferred stock dividends and discount accretion	113	581	367	816
Net income available to common shareholders	$557	$293	$1,552	$1,071

Key Earnings Ratios
Return on average assets	0.57%	0.83%	0.55%	0.61%
Return on average equity	6.59%	9.97%	6.53%	7.69%
Net interest margin (tax equivalent)	3.46%	3.82%	3.50%	3.78%

Share and Per Share Data
Basic weighted average shares outstanding	2,505,182	2,493,176	2,502,795	2,487,685
Basic earnings per share*	$0.22	$0.12	$0.62	$0.43
Diluted weighted average shares outstanding	2,517,182	2,546,978	2,513,845	2,536,288
Diluted earnings per share*	$0.22	$0.11	$0.62	$0.42
Cash dividends per share	$0.03	$0.03	$0.09	$0.09
Book value per common share at September 30, 2012 and 2011			$10.67	$10.08

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion
Weighted average shares outstanding do not include unallocated ESOP shares.

	September 30,	December 31,	September 30,
	2012	2011	2011
Selected Balance Sheet Data
Assets	$479,363	$442,980	$420,446
Earning assets	447,097	411,478	388,935
Total loans	324,150	304,750	294,292
Deposits	393,838	366,129	343,054
Borrowed funds	34,991	26,074	28,101
Allowance for loan losses	4,433	3,980	4,003
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	40,939	37,841	39,382

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.21%	0.15%
Allowance for loan losses to period end loans	1.37%	1.31%	1.36%
Allowance for loan losses to nonperforming loans	95.89%	84.18%	93.44%
Nonperforming loans to period end loans	1.43%	1.55%	1.46%
Nonperforming assets to total assets	1.05%	1.19%	1.15%